EXHIBIT 99.1

Curtiss-Wright Reports Third Quarter and Nine Months 2013 Financial Results

Company Reports Third Quarter Net Sales Up 25% and Diluted EPS of $0.76; Expects to be at High End of Full Year Sales and Diluted EPS Guidance; Raises Free Cash Flow Guidance

PARSIPPANY, N.J., Oct. 30, 2013 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the third quarter and nine months ended September 30, 2013. The Company now expects to be at the high end of its previously announced full year sales and diluted EPS guidance and also increased the range of its full-year 2013 guidance for free cash flow by $10 million to a range of $110-$120 million.

All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business. For discussion purposes the term "organic" excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months. "Acquisitions" as referenced below refer to the Company's seven acquisitions that closed between October 2012 and March 2013 -- AP Services, LLC, Cimarron Energy, Inc., Exlar Corporation, FW Gartner Thermal Spraying, Ltd., PG Drives Technology, Phönix Group and Williams Controls, Inc. For comparability purposes, certain amounts are referred to as "2012 adjusted amounts" and remove the third quarter 2012 one-time impacts of the strike at our EMD Facility, AP1000 investments, and lower associated compensation and benefit costs in our Flow Control segment along with restructuring charges in all three segments.

Third Quarter 2013 Operating Highlights from Continuing Operations

  Net sales increased 25% to $601 million from $479 million in 2012;

  Operating income increased 169% to $63 million, compared to $23 million in 2012;

  Operating margin increased 560 basis points to 10.5%, compared to 4.9% in the prior year period; acquisitions were 90 basis points dilutive in the current year quarter;

  Net earnings increased 218% to $36 million, or $0.76 per diluted share, from $11 million, or $0.24 per diluted share, in 2012;

  New orders totaled $596 million, up 26% from 2012, primarily due to acquisitions, as well as higher demand in the naval defense, oil and gas, and commercial aerospace markets; and

  Free cash flow increased to $48 million, compared to $20 million in the prior year period, primarily due to higher net earnings.

"We generated another solid performance this quarter, with diluted earnings per share of $0.76, once again led by organic operating income growth, operating margin expansion and accretion from our acquisitions.  These operational improvements and increases also drove higher free cash flow in the third quarter," said David C. Adams, President and CEO of Curtiss-Wright Corporation.

"Strong third quarter operating income growth of 169% (40% as compared to the 2012 adjusted amounts) exceeded our 25% sales growth, driven by double-digit gains across all three segments. The sales growth was largely driven by contributions from acquisitions, primarily in the commercial markets. We remain focused on improving profitability and generating operating margin expansion and once again succeeded in expanding our operating margin by 140 basis points to 10.5% as compared to the 2012 adjusted amounts, which was achieved despite low organic sales growth."

Third Quarter 2013 Operating Results

Sales

Sales of $601 million in the third quarter of 2013 increased $121 million, or 25%, compared to the prior year period, most of which was generated by our acquisitions and strength in the commercial markets. Sales improved in all three segments, with gains of 32% in Flow Control, 22% in Controls and 13% in Surface Technologies.

The following is a breakdown of our third quarter 2013 sales by market:

($ in millions)
	Three Months Ended
	September 30,
	2013	2012	% Change	Organic % Change
Defense markets:
Aerospace	$ 61.7	$ 77.5	(20%)
Ground	23.0	25.7	(10%)
Naval	91.0	74.4	22%
Other	2.5	6.9	(65%)
Total Defense	$ 178.2	$ 184.4	(3%)	(4%)

Commercial markets:
Commercial Aerospace	$ 102.4	$ 86.9	18%
Oil and Gas	112.1	59.8	87%
Power Generation	109.0	86.8	26%
General Industrial	99.0	61.3	62%
Total Commercial	$ 422.5	$ 294.8	43%	8%

Total Curtiss-Wright	$ 600.7	$ 479.2	25%	3%

Operating Income

Operating income in the third quarter of 2013 was $63 million, an increase of 169% compared to the prior year period, driven by solid increases in all three segments.  This growth reflects profitability improvements resulting from the benefits of prior year restructuring and ongoing cost reduction initiatives, and $6 million in favorable contributions from our seven acquisitions noted earlier.  Favorable foreign currency translation also improved current quarter results by nearly $2 million, mainly benefiting our Controls segment.  Third quarter 2013 operating income rose 40% as compared to 2012 adjusted operating income.

The following is a breakdown of our third quarter 2013 profitability by segment:

($ in millions)
	Three Months Ended
	September 30,
	2013	2012	% Change
Operating income
Flow Control	$ 24,858	$ 1,194	1,982%
Controls	32,620	22,790	43%
Surface Technologies	11,728	8,200	43%

Total segments	$ 69,206	$ 32,184	115%

Operating margins:
Flow Control	8.0%	0.5%
Controls	15.3%	13.1%
Surface Technologies	15.3%	12.1%

Segment margins	11.5%	6.7%

Reported operating margin of 10.5% increased by 560 basis points over the prior year period, including 90 basis points in margin dilution from the acquisitions noted earlier. Third quarter 2013 operating margin increased 140 basis points compared to 2012 adjusted operating margin of 9.1%.

Non-segment costs of $6 million were lower by approximately $2 million as compared with the prior year period, due to lower pension and other unallocated corporate expenses.

Net Earnings

Third quarter net earnings increased 218% from the comparable prior year period, reflecting higher operating income, partially offset by $3 million in higher interest expense as a result of our February 2013 private placement debt offering, which led to higher average debt levels compared to the prior year period. Our effective tax rate for the current quarter was 32.1%, compared to 31.1% in the prior year period.

Free Cash Flow

Free cash flow was approximately $48 million for the third quarter of 2013, a $28 million increase compared to the prior year period.  This improvement was mainly due to higher cash provided by operating activities driven by higher net earnings before income taxes, depreciation, and amortization.  Capital expenditures were $26 million, $10 million higher than the prior year period primarily due to facility expansions in our power generation and oil and gas businesses.

Third Quarter 2013 Segment Performance

Flow Control – Sales for the third quarter of 2013 were approximately $311 million, an increase of $75 million, or 32%, over the comparable prior year period, with nearly $58 million in this sales growth coming from the acquisitions of Cimarron, Phönix and AP Services serving the oil and gas and power generation markets. Within the power generation market, sales also increased due to solid global aftermarket demand and technology upgrades supporting existing nuclear reactors, despite fewer domestic outages, as well as higher revenues on the domestic AP1000 program. Sales to the oil and gas market, excluding the acquisitions of Cimarron and Phönix, were flat in the third quarter, as solid global Maintenance, Repair and Overhaul (MRO) sales were offset by softness in the large international projects business. Declines in the general industrial market were primarily driven by lower orders from our global commercial heating, ventilation, and air conditioning (HVAC) business due to the previously announced customer cancellation. Naval defense sales surged 18%, primarily due to higher year-over-year production of pumps and generators on the Virginia Class submarine and CVN-79 Ford class aircraft carrier programs.

Operating income in the third quarter of 2013 was $25 million, an increase of approximately $24 million from the comparable prior year period, while operating margin increased 750 basis points to 8.0%. The aforementioned acquisitions contributed approximately $3 million to operating income; however the acquisitions were 80 basis points dilutive to operating margin in the current quarter.  Operating income and operating margin, excluding acquisition dilution, increased 3% or 30 basis points, as compared to 2012 adjusted third quarter results.

Controls – Sales for the third quarter of 2013 were approximately $213 million, an increase of $38 million, or 22%, over the comparable prior year period, primarily driven by the 2012 acquisitions of Williams Controls, PG Drives and Exlar serving the general industrial market. These acquisitions contributed to strong sales growth of 76% in the commercial markets, which more than offset a 14% reduction in sales in the defense markets. Growth in the commercial markets was also driven by increased sales in commercial aerospace due to strong organic increases on most Boeing and Airbus platforms, continued sales generated by our Emergent Operations facility in support of the Boeing 787 program and solid overall demand for sensors and controls products. The decline in defense sales was due to lower year-over-year revenues across several aerospace and ground defense platforms, principally for helicopters and the Bradley Fighting Vehicle, partially offset by solid growth of turret drive systems to international customers.

Operating income for the third quarter of 2013 was $33 million, an increase of $10 million, or 43%, compared to the prior year period, while operating margin grew 220 basis points to 15.3%. Acquisitions contributed $4 million of operating income to the current year quarter; however the acquisitions were 130 basis points dilutive to operating margin in the current quarter. Current quarter operating income also benefited from favorable foreign currency translation which contributed approximately $1 million to current quarter results. The growth in operating income and operating margin was primarily driven by the benefits of our prior restructuring initiatives, most notably within our defense businesses, and ongoing cost reduction and operational improvement initiatives.

Surface Technologies – Sales for the third quarter of 2013 were approximately $77 million, an increase of $9 million, or 13%, compared to the prior year period. The higher sales were driven by solid demand across most major service offerings and markets, most notably for our highly engineered coatings, as well as shot and laser peening services to the commercial markets. The 2012 acquisition of Gartner added approximately $6 million to sales in our coatings business during the third quarter, resulting in higher sales to both the oil and gas and general industrial markets. We also experienced 10% growth in the commercial aerospace market for our highly critical shot and laser peening services, as our Surface Technologies business continues to benefit from the continued ramp up in OEM production rates at Airbus and Boeing. This growth was somewhat offset by lower sales in the aerospace defense market for our shot and laser peening services.

Operating income in the third quarter of 2013 was $12 million, an increase of $4 million, or 43% from the comparable prior year period, while operating margin grew 320 basis points to 15.3%. Excluding the effect of the Gartner acquisition, segment operating margin increased 450 basis points to 16.6% compared to the prior year period. These solid improvements in operating income and margin were driven by the benefit of prior restructuring activities and continued improvements in operational efficiency across our operations.

Full Year 2013 Guidance

The Company is updating its previously issued full-year 2013 financial guidance as follows:

• Free Cash Flow	$110 -- $120 million (previously $100 -- $110 million)

All other full-year 2013 expectations remain unchanged from our previously released guidance.

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $41 million to the Curtiss-Wright Pension Plan and $40 million of interest in 2013.)

Note: A more detailed breakdown of our 2013 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Adams concluded, "We are pleased with our solid year-to-date performance, which reflects both acquisitions that are performing slightly ahead of expectations and Curtiss-Wright's ongoing profitability improvements.

"We are maintaining our full-year 2013 guidance for sales, operating income and diluted earnings per share, which include our expectations for an additional $20 million in sales and $0.03 in dilution from our recent fourth quarter 2013 acquisitions. Despite the additional dilution, we expect to be near the high end of our guidance range for sales and diluted EPS. We also raised free cash flow guidance based on our strong year to date performance and continued improvements expected in the fourth quarter.  Across all three segments, we expect to generate healthy organic margin expansion as we realize the benefits from previous restructuring and cost reduction initiatives, and we will continue to seek improved operating efficiencies that deliver more growth to the bottom line.

"Within our end markets, our guidance remains unchanged. We expect strong sales growth of 30%-34% in our commercial markets in 2013, primarily led by the positive momentum of our acquisitions, while the uncertain environment in defense keeps our sales guidance unchanged at flat to down slightly from 2012.

"Overall, the strength and diversification of our business model and the continued efforts to improve profitability across our operations are expected to provide solid financial performance for Curtiss-Wright in 2013 and well into the future."

Conference Call Information

The Company will host a conference call to discuss the third quarter 2013 results and guidance at 10:00 a.m. EDT on Thursday, October 31, 2013. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
($'s in thousands, except per share data)	2013	2012	$	%	2013	2012	$	%
Net sales
Product sales	$ 502,818	$ 385,641	$ 117,177	30%	$ 1,500,450	$ 1,214,541	$ 285,909	24%
Service sales	97,849	93,581	4,268	5%	310,591	292,728	17,863	6%
Total net sales	600,667	479,222	121,445	25%	1,811,041	1,507,269	303,772	20%

Cost of sales
Cost of product sales	340,955	275,142	65,813	24%	1,027,695	848,616	179,079	21%
Cost of service sales	65,010	62,664	2,346	4%	203,923	193,956	9,967	5%
Total cost of sales	405,965	337,806	68,159	20%	1,231,618	1,042,572	189,046	18%
Gross profit	194,702	141,416	53,286	38%	579,423	464,697	114,726	25%

Research and development expenses	16,054	13,267	2,787	21%	49,565	43,965	5,600	13%
Selling expenses	38,019	28,009	10,010	36%	113,715	93,378	20,337	22%
General and administrative expenses	77,742	76,774	968	1%	257,442	227,889	29,553	13%
Operating income	62,887	23,366	39,521	169%	158,701	99,465	59,236	60%

Interest expense	(9,690)	(6,648)	(3,042)	(46%)	(27,681)	(19,656)	(8,025)	(41%)
Other income, net	378	(119)	497	NM	1,076	113	963	NM

Earnings from continuing operations before income taxes	53,575	16,599	36,976	223%	132,096	79,922	52,174	65%
Provision for income taxes	17,214	5,156	12,058	234%	41,422	25,802	15,620	61%
Earnings from continuing operations	36,361	11,443	24,918	218%	90,674	54,120	36,554	68%

Discontinued operations, net of taxes
Earnings from discontinued operations	--	--	--	NM	--	3,059	(3,059)	NM
Gain on divestiture	--	(144)	144	NM	--	18,172	(18,172)	NM
Earnings from discontinued operations	--	(144)	144	NM	--	21,231	(21,231)	NM

Net earnings	$ 36,361	$ 11,299	$ 25,062	222%	$ 90,674	$ 75,351	$ 15,323	20%

Basic earnings per share
Earnings from continuing operations	$ 0.77	$ 0.24			$ 1.94	$ 1.17
Earnings from discontinued operations	--	--			--	0.45
Total	$ 0.77	$ 0.24			$ 1.94	$ 1.62
Diluted earnings per share
Earnings from continuing operations	$ 0.76	$ 0.24			$ 1.90	$ 1.14
Earnings from discontinued operations	--	--			--	0.45
Total	$ 0.76	$ 0.24			$ 1.90	$ 1.59
Dividends per share	$ 0.10	$ 0.09			$ 0.29	$ 0.26
Weighted average shares outstanding:
Basic	47,081	46,884			46,839	46,795
Diluted	48,063	47,415			47,685	47,493
NM- not a meaningful percentage

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	September 30,	December 31,	Change
	2013	2012	%
Assets
Current assets:
Cash and cash equivalents	$ 171,362	$ 112,023	53%
Receivables, net	567,259	578,313	(2%)
Inventories, net	456,884	397,471	15%
Deferred tax assets, net	49,372	50,760	(3%)
Other current assets	50,352	37,194	35%
Total current assets	1,295,229	1,175,761	10%
Property, plant, and equipment, net	504,413	489,593	3%
Goodwill	1,047,880	1,013,300	3%
Other intangible assets, net	425,620	419,021	2%
Deferred tax assets, net	1,228	1,709	(28%)
Other assets	14,796	15,204	(3%)
Total assets	$ 3,289,166	$ 3,114,588	6%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 1,227	$ 128,225	(99%)
Accounts payable	163,130	157,825	3%
Dividends payable	4,738	--	100%
Accrued expenses	136,506	131,067	4%
Income taxes payable	5,677	7,793	(27%)
Deferred revenue	158,321	171,624	(8%)
Other current liabilities	31,992	43,214	(26%)
Total current liabilities	501,591	639,748	(22%)
Long-term debt	918,778	751,990	22%
Deferred tax liabilities, net	88,694	50,450	76%
Accrued pension and other postretirement benefit costs	193,293	264,047	(27%)
Long-term portion of environmental reserves	15,397	14,905	3%
Other liabilities	119,256	80,856	47%
Total liabilities	1,837,009	1,801,996	2%

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	150,663	151,883	(1%)
Retained earnings	1,338,421	1,261,377	6%
Accumulated other comprehensive loss	(21,703)	(55,508)	61%
Less: cost of treasury stock	(64,414)	(94,350)	(32%)
Total stockholders' equity	1,452,157	1,312,592	11%
Total liabilities and stockholders' equity	$ 3,289,166	$ 3,114,588	6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2013	2012	%	2013	2012	%
Sales:
Flow Control	$ 311,487	$ 236,733	32%	$ 943,147	$ 778,177	21%
Controls	212,544	174,616	22%	633,981	520,792	22%
Surface Technologies	76,636	67,873	13%	233,913	208,300	12%

Total sales	$ 600,667	$ 479,222	25%	$ 1,811,041	$ 1,507,269	20%

Operating income (expense):
Flow Control	$ 24,858	$ 1,194	1982%	$ 76,696	$ 38,335	100%
Controls	32,620	22,790	43%	72,142	59,246	22%
Surface Technologies	11,728	8,200	43%	38,556	23,993	61%

Total segments	$ 69,206	$ 32,184	115%	$ 187,394	$ 121,574	54%
Corporate and other	(6,319)	(8,818)	28%	(28,693)	(22,109)	(30%)

Total operating income	$ 62,887	$ 23,366	169%	$ 158,701	$ 99,465	60%

Operating margins:
Flow Control	8.0%	0.5%		8.1%	4.9%
Controls	15.3%	13.1%		11.4%	11.4%
Surface Technologies	15.3%	12.1%		16.5%	11.5%
Total Curtiss-Wright	10.5%	4.9%		8.8%	6.6%

Segment margins	11.5%	6.7%		10.3%	8.1%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$ 74,029	$ 35,698	$ 134,830	$ 53,938
Capital expenditures	(25,750)	(15,327)	(57,876)	(56,043)
Free cash flow (1)	$ 48,279	$ 20,371	$ 76,954	$ (2,105)

Cash conversion (1)	133%	180%	85%	(3%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
Q3 QTD 2012 One-Time Adjustments ($'s in millions)

	Flow			Controls			Surface Technologies			Corp	Total Curtiss-Wright
	Operating		Operating	Operating		Operating	Operating		Operating	Operating	Operating		Operating
Description	Income	Sales	Margin %	Income	Sales	Margin %	Income	Sales	Margin %	Income	Income	Sales	Margin %

Q3 QTD 2012	$ 1.2	$ 236.7	0.5%	$ 22.8	$ 174.6	13.1%	$ 8.2	$ 67.9	12.1%	$ (8.8)	$ 23.4	$ 479.2	4.9%

One Time Items:
AP 1000 Investments	12.2										12.2
EMD Strike	11.3	18.0									11.3	18.0
Restructuring	0.5			0.4			0.8				1.7
Other items	(3.6)										(3.6)

Adjusted Q3 QTD 2012	$ 21.6	$ 254.7	8.5%	$ 23.2	$ 174.6	13.3%	$ 9.0	$ 67.9	13.3%	$ (8.8)	$ 45.0	$ 497.2	9.1%

	CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
	NON-GAAP FINANCIAL DATA (UNAUDITED)
	($ in millions)
	Three Months Ended September 30,

	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
Sales
Organic	$ 254.1	$ 236.7	7%	$ 170.6	$ 174.6	(2%)	$ 70.4	$ 67.9	4%	$ --	$ --		$ 495.0	$ 479.2	3%
Incremental (1)	57.9	--		41.3	--		6.2	--		--	--		105.4	--
Foreign Currency Fav (Unfav) (2)	(0.5)	--		0.7	--		0.1	--		--	--		0.2	--
Total net sales	$ 311.5	$ 236.7	32%	$ 212.5	$ 174.6	22%	$ 76.6	$ 67.9	13%	$ --	$ --		$ 600.7	$ 479.2	25%

Operating income (expense):
Organic	$ 21.9	$ 1.2	1,738%	$ 27.0	$ 22.8	18%	$ 11.8	$ 8.2	43%	$ (5.8)	$ (8.8)	34%	$ 54.9	$ 23.4	135%
OI Margin %	8.6%	0.5%	810bps	15.8%	13.1%	270bps	16.7%	12.1%	460bps				11.1%	4.9%	620bps
Incremental (1)	2.6	--		4.3	--		--	--		(0.5)	--		6.4	--
Foreign Currency Fav (Unfav) (2)	0.3	--		1.3	--		(0.1)	--		--	--		1.6	--
Total operating income (expense)	$ 24.9	$ 1.2	1,982%	$ 32.6	$ 22.8	43%	$ 11.7	$ 8.2	43%	$ (6.3)	$ (8.8)	28%	$ 62.9	$ 23.4	169%
OI Margin %	8.0%	0.5%	750bps	15.3%	13.1%	220bps	15.3%	12.1%	320bps				10.5%	4.9%	560bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.

(2) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of October 30, 2013
(In millions, except per share data)

		2013 Guidance
	2012 Actual	Low	High
Sales:
Flow Control	$ 1,095	$ 1,300	$ 1,320
Controls	727	865	875
Surface Technologies	276	315	325
Total sales	2,098	2,480	2,520

Operating income:
Flow Control	$ 79	$ 116	$ 119
Controls	87	103	106
Surface Technologies	27	53	55
Total segments	193	272	280
Corporate and other	(31)	(40)	(40)
Total operating income	$ 161	$ 232	$ 240

Interest expense	$ (26)	$ (39)	$ (40)
Earnings before income taxes	135	192	199
Provision for income taxes	(43)	(62)	(64)
Net earnings	$ 92	$ 131	$ 136

Reported diluted earnings per share	$ 1.95	$ 2.75	$ 2.85
Diluted shares outstanding	47.4	47.6	47.6
Effective tax rate	31.8%	32.0%	32.0%

Operating margins:
Flow Control	7.2%	8.9%	9.0%
Controls	11.9%	11.9%	12.1%
Surface Technologies	10.0%	16.8%	16.9%
Total operating margin	7.7%	9.3%	9.5%

Notes: Full year amounts may not add due to rounding. All data presented on a continuing operations basis.

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of October 30, 2013

	2013 Guidance % Change
	Low	High

Defense Markets
Aerospace	(9%)	(13%)
Ground	(15%)	(19%)
Navy	7%	11%
Total Defense Including Other Defense	(4%)	0%

Commercial Markets
Commercial Aerospace	10%	14%
Oil and Gas	70%	74%
Power Generation	3%	7%
General Industrial	62%	66%
Total Commercial	30%	34%

Total Curtiss-Wright	18%	20%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical-function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com